                                                                     Exhibit 5.1


                      [IRELL & MANELLA LLP LETTERHEAD]


                                 July 24, 1998


Mattel, Inc.
333 Continental Boulevard
El Segundo, California 90245-5012


Re: $150,000,000 Aggregate Principal Amount of 6% Notes Due 2003 (the "2003 Notes") and $150,000,000 of 6-1/8% Notes Due 2005 (the "2005 Notes" and,
       together with the 2003 Notes, the "Notes") of Mattel, Inc.
       -----------------------------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel for Mattel, Inc., a Delaware corporation (the "Company"), in connection with the sale by the Company of the Notes. The Notes have been issued under and are subject to the terms and provisions of an Indenture dated as of February 16, 1996 (the "Indenture") between the Company and Chase Manhattan Bank and Trust Company, National Association (formerly Chemical Trust Company of California), as trustee (the "Trustee"). The 2003 Notes and the 2005 Notes each constitute a series of the Debt Securities registered on a Registration Statement and amendment thereto (the "Registration Statement") (File no. 333-38625) under the Securities Act of 1933, as amended (the "Act") . The Notes are proposed to be offered pursuant to a Prospectus and Prospectus Supplement filed July 22, 1998 forming a part of the Registration Statement.

     For purposes of this opinion, we have reviewed such corporate records, agreements and other instruments, and certificates of public officials, and have considered such questions of law, as we deemed necessary or appropriate for the purposes of this opinion.

     On the basis of the foregoing and in reliance thereon, we are of the opinion that the issuance and sale of Notes have been duly authorized and, when the Notes have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the purchasers thereof in the manner provided in the Underwriting Agreement dated July 21, 1998 between the Company and, as Underwriters, Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated, the Notes will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Company, enforceable in accordance with their respective terms.

Mattel, Inc.
July 24, 1998
Page 56

     With respect to the opinions rendered above relating to enforceability of the Notes:

     (i) such opinions are subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally; (b) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law; and (c) certain rights, remedies and waivers contained in the Indenture or the Notes may be limited or rendered ineffective by applicable California laws or judicial decisions governing such provisions, but such laws or judicial decisions do not render the Indenture or the Notes invalid or unenforceable as a whole; and

     (ii) we express no opinion with respect to the enforceability of the waiver of rights or defenses contained in Section 4.4 of the Indenture.

     To the extent the obligations of the Company under the Indenture and with respect to the Notes may be dependent upon such matters, we assume for purposes of the opinions rendered above that the Trustee has complied with any applicable requirement to file returns and pay taxes under the Franchise Tax Law of the State of California; that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that, with respect to acting as a trustee under the Indenture, the Trustee is generally in compliance with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

     Please be advised that we are licensed to practice law only in the State of California. We express no opinion as to the law of any jurisdiction other than the laws of the State of California, the Delaware General Corporation Law and the United States federal laws.

Mattel, Inc.
July 24, 1998
Page 57

     This opinion is being rendered as of the date hereof and we assume no obligations whatsoever to modify or update this opinion subsequent to the date hereof, or to correct this opinion to the extent it may be rendered inaccurate as a result of facts, circumstances or laws not in existence on the date hereof.

     This opinion is rendered solely for your benefit in connection with the transactions described above. We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K, event date July 21, 1998. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                              Very truly yours,

                              /s/ Irell & Manella LLP

                              Irell & Manella LLP